UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2021

Instil Bio, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-40215	83-2072195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3963 Maple Avenue, Suite 350 Dallas, Texas	75219
(Address of Principal Executive Offices)	(Zip Code)
(972) 499-3350
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value	TIL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Director

On December 17, 2021, Nimish Shah resigned, with immediate effect, from his role as a member of the board of directors (the “Board”) of Instil Bio, Inc. (the “Company”) and as a member of the Board’s audit committee (the “Audit Committee”). Mr. Shah’s resignation was not the result of any disagreement with the Company.

In order to achieve a more equal balance of membership among the Company’s three classes of directors in connection with Mr. Shah’s resignation, the Board determined that one of its members should be reclassified from Class I (with a term expiring at the Company’s 2022 annual meeting of stockholders) to Class II (with a term expiring at the Company’s 2023 annual meeting of stockholders). Accordingly, on December 17, 2021, Dr. Neil Gibson agreed to resign from his position as a Class I director subject to his immediate reappointment as a Class II director. The Board accepted Dr. Gibson’s resignation and immediately reappointed him as a Class II director. The resignation and reappointment of Dr. Gibson was effected solely to rebalance the Board classes in connection with Mr. Shah’s resignation, and for all other purposes, Dr. Gibson’s service on the Board is deemed to have continued uninterrupted.

On December 17, 2021, the Board appointed Mr. Jack Nielsen, a current member of the Board, to serve on the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Instil Bio, Inc.

Dated: December 17, 2021	By:	/s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Chief Financial Officer and Chief Business Officer